SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C. 20549



                            FORM 8-K

                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report:  October 19, 1995


                      BELLSOUTH CORPORATION
     (Exact name of registrant as specified in its charter)


        Georgia                 1-8607        58-1533433
      (State or other         (Commission     (IRS Employer
      jurisdiction of         File Number)    Identification
       incorporation)                                No.)


    1155 Peachtree Street, N. E., Atlanta, Georgia 30309-3610
    (Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code(404) 249-2000

Item 5.  Other Events


BellSouth Corporation (BellSouth) reported net income of $558.5 million in the third quarter due to continued growth in its core telephone operations and cellular business.

Earnings per share, adjusted for a recent 2-for-1 stock split, were 56 cents, compared with 50 cents in the third quarter of 1994. Net income of $558.5 million was up from $499.5 million in the same quarter a year ago. Revenues of $4.43 billion increased
5.6 percent. Cash operating expenses in BellSouth's telephone operations were down slightly compared with the three months ended September 30, 1994.

Second phone lines in the home contributed to the company's 4.7 percent annual growth rate in access lines during the third quarter. BellSouth markets additional lines to meet customer demand for fax machines, access to the Internet and on-line computer services, work-at-home needs and children's phones. Over the past year, additional lines have accounted for 42 percent of BellSouth's growth in residential access lines. Extra lines now total nearly 1.2 million. BellSouth reported 20,923,600 total access lines at September 30, 1995.

BellSouth's domestic and international cellular businesses continued their expansion in the third quarter. In the U.S., mobile phone customers totaled 2,544,500 at September 30, up 32 percent from a year earlier. International cellular customers reached 549,900, an annual growth rate of 78 percent.

During the third quarter, BellSouth announced an agreement to sell its paging assets for $945 million in cash. The deal had no effect on BellSouth's third quarter results, however, because it is not expected to close until early 1996. BellSouth plans to continue to offer its customers paging services through reseller agreements.




                            SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


BELLSOUTH CORPORATION


By: /s/RONALD M. DYKES
    Ronald M. Dykes
    Vice President, Chief Financial Officer
     and Comptroller
    October 25, 1995